Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings to Present at Upcoming Investor Conferences

-LD Micro 10th Annual Main Event on December 6th

-6th Annual ROTH Utah Active & Healthy Lifestyle and Leisure Corporate Access Event  on December 7th-8th

Boca Raton, FL (November 16, 2017) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today announced that John Fieldly, Interim President and Chief Executive Officer, will present at two upcoming investor conferences.

The 10th Annual LD Micro Event at 12:30 p.m. PT on Wednesday, December 6, 2017:

The 10th annual LD Micro Main Event will highlight many of the most influential companies in the micro-cap space including top performers from the past decade, as well as the next generation of names looking to make their mark. The conference will be held December 5-7, 2017 at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, CA.

Management will be available during the day on December 5th and 6th for one-on-one meetings. A live webcast of the group presentation will be available at http://wsw.com/webcast/ldmicro13/celh/

This webcast will be archived for 90 days following the live presentation.

The 6th Annual ROTH Utah Active & Healthy Lifestyle and Leisure Corporate Access Event on December 7th-8th:

Celsius will be participating in Roth Capital's 6th Annual Utah Active & Healthy Lifestyle and Leisure Corporate Access Event from December 7-8, 2017 in Park City, Utah.  One-on-one meetings with institutional investment firms and other networking activities will be scheduled throughout the event. For more information about the conference or to schedule a one-on-one meeting with management, please contact Hayden IR at celh@haydenir.com.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (CELH), founded in April 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven, or innovative in its category, and offers significant health benefits. CELSIUS®' original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®' new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, (www.CELSIUSHEAT.com) a trainer's grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in five carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit and Tangerine Grapefruit. CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.